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EXHIBIT 10.51

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made and entered into on May 14, 2003, by and between Barry K. Allen (the "Executive") and Qwest Services Corporation, a Colorado corporation (the "Company").

WITNESSETH THAT:

WHEREAS, the parties desire to enter into this Agreement pertaining to the employment of the Executive by the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Executive and the Company as follows:

        1.     Employment. Subject to the terms of this Agreement, the Company hereby agrees to employ the Executive commencing on August 5, 2002 (the "Effective Date") as its Executive Vice President and Chief Human Resources Officer during the Agreement Term (as defined below), with the authority, responsibilities and duties customarily exercised by a person holding that position. Executive shall perform such duties and bear such responsibilities as may be determined from time to time by the Company's Chief Executive Officer, commensurate with his position. The Executive shall report directly to the Chief Executive Officer. The "Agreement Term" shall be the period beginning on the Effective Date and ending on the second anniversary of the Effective Date, subject to earlier termination as provided herein; provided, however, that the Agreement Term will be automatically extended by twelve months on the first anniversary of the Effective Date and on each anniversary thereof, unless one party to this Agreement provides written notice of non-renewal to the other party at least 90 days prior to the date of such automatic extension. The Executive shall perform his duties and responsibilities primarily at the Company's offices in Denver, Colorado and shall purchase and maintain a residence in the Denver, Colorado metropolitan area.

        2.     Performance of Duties. (a) The Executive agrees that during his employment with the Company, he shall devote substantially his full business time, energies and talents to serving as its Executive Vice President and Chief Human Resources Officer and that he shall perform his duties faithfully and efficiently subject to the directions of the Chief Executive Officer. Notwithstanding the foregoing provisions of this Section 2, the Executive may (i) serve as a director, trustee or officer or otherwise participate in not-for-profit educational, welfare, social, religious and civic organizations and (ii) acquire passive investment interests in one or more entities; provided that such activities described in clauses (i), and (ii) do not materially inhibit or interfere with the performance of the Executive's duties under this Agreement.

          (b)   The Executive represents and warrants that, after the review of his personal files and consultation with his attorney, he has the full right and authority to enter into this Agreement and to render the services as required under this Agreement, and that by signing this Agreement and rendering such services he is not breaching any contract or legal obligation he owes to any third party.

          (c)   The Executive shall not be a member of the Company's Board of Directors.

        3.     Stock Option Awards. The Executive shall be granted options under the Qwest Communications International Inc. Equity Incentive Plan, as amended (the "Equity Incentive Plan") to acquire shares of the common stock ("Common Stock") of Qwest Communications International Inc. ("QCII") in accordance with the following:

          (a)   On the Effective Date, the Executive was granted non-qualified options to acquire 350,000 shares of Common Stock. The option has a ten-year term commencing on the Effective Date, subject to earlier termination as provided in subparagraph (e) below upon termination of employment.

          (b)   The option price ("Option Price") with respect to the 350,000 share option granted on the Effective Date is $1.69 per share, the closing price on the Effective Date for sales of shares of Common Stock on the New York Stock Exchange. Upon the exercise of any such options, the Option Price with respect thereto shall be payable in accordance with the terms and conditions of the Equity Incentive Plan.

          (c)   In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of QCII, any reorganization (whether or not such reorganization comes with the definition of such term in Section 368 of the Internal Revenue Code) or any partial or complete liquidation of QCII, the number and class of shares subject to options awarded or to be awarded in accordance with subparagraph (a) above, and the Option Price for such options under subparagraph (b) above, shall be adjusted in accordance with the provisions of the Equity Incentive Plan to prevent dilution of the Executive's rights.

          (d)   The options relating to the 350,000 shares of Common Stock granted on the Effective Date in accordance with subparagraph 3(a) above shall become vested and exercisable at the rate of 25% of the total shares covered by the option per year on each anniversary of the Effective Date. To the extent not previously vested, all equity issued to Executive pursuant to the Company's Equity Incentive Plan or any successor plan shall become fully vested and exercisable on the earlier of a Change in Control (as defined in subparagraph 6(d)(vi) below) or the Executive's termination of employment by reason of death, Disability (as defined in subparagraph 6(a) below), termination by the Company without Cause (as defined in subparagraph 6(b) below), Constructive Discharge (as defined in subparagraph 6(d) below), or in the event that the Company does not renew this Agreement in accordance with the provisions of subparagraph 1(a). To the extent not previously vested, all such options shall be immediately forfeited in the event of a termination of the Executive's employment for Cause or upon the Executive's resignation from the employ of the Company (other than pursuant to a Constructive Discharge or by reason of a Disability).

          (e)   In the event that the Executive resigns from the employ of the Company (other than pursuant to a Constructive Discharge or by reason of a Disability), or is terminated by the Company for Cause, any vested option or unexercised portion thereof granted under subparagraph (a) above may be exercised, to the extent such option would have been exercisable by the Executive on the date on which the Executive ceased to be an employee, within three months of such date, but in no event later than the date of expiration of the term of the option. In the event of a termination of the Executive's employment by the Company without Cause or by the Executive by reason of a Constructive Discharge, or in the event that the Company does not renew this Agreement in accordance with the provisions of subparagraph 1(a), any such vested option shall be exercisable for six (6) years following such date of termination of employment, but in no event later than the expiration of the term of the option. In the event of termination of employment due to the death or Disability of the Executive while an employee of the Company or in the event of death within not more than three months after the date on which the Executive ceases to be an employee, any such option or unexercised portion thereof may be exercised, to the extent exercisable at the date on which the Executive ceased to be an employee, by the Executive or the Executive's personal representatives, heirs or legatees at any time prior to six (6) years after the date on which the Executive ceased to be an employee, but in no event later than the date of the expiration of the term of the option.

          (f)    Options granted in accordance with subparagraph (a) above may be transferred by the Executive to the Executive's spouse, children or grandchildren ("Immediate Family Members") or to a trust or trusts for the exclusive benefit of such Immediate Family Members or to a partnership in which such Immediate Family Members are the only partners.

          (g)   The Company shall ensure that all steps necessary or desirable to register the shares subject to the foregoing options under an S-8 or other appropriate form and to list such shares on the New York Stock Exchange are taken.

        4.     Compensation. Subject to the terms of this Agreement, during the Agreement Term, while the Executive is employed by the Company, the Company shall compensate him for his services as follows:

          (a)   Base Salary. The Executive shall receive a base salary (the "Base Salary") of $425,000 per annum payable in accordance with the Company's customary payroll practices for the payment of executive salaries. The Executive's Base Salary shall be reviewed and may be increased, but not decreased, annually by the Compensation Committee pursuant to its normal performance review policies for senior executives, with the first such review occurring in 2003.

          (b)   Annual Bonus. For each calendar year, the Executive shall be eligible to receive an annual bonus (the "Annual Bonus") payment in accordance with the Company's annual bonus plans as in effect from time to time, as determined in the discretion of the Compensation Committee. The target level for each Annual Bonus shall not be less than 100% of the Executive's Base Salary for the year, provided that the Company achieves the applicable financial and strategic objectives established for the year. The Executive shall receive a minimum bonus for 2002 of $212,500, payable in January 2003.

          (c)   Employee Benefits, Fringe Benefits and Perquisites. The Executive shall be provided with health and other employee benefits, fringe benefits and perquisites on the same basis as such benefits and perquisites are provided by the Company from time to time to the Company's other senior executives. To the extent that it may legally do so without violating the terms of any applicable plan or policy, or without creating adverse tax consequences for the Company or other participants in such plans, the Company agrees to waive any waiting periods for the Executive and the Executive's spouse with respect to group coverage under its health and welfare benefit plans. Following termination of employment of the Executive by the Company for any reason other than Cause, if the lifetime health benefit coverage provided to the Executive under a contract or other arrangement with another entity is terminated by the unilateral action of such other entity, without the consent of the Executive, as determined in the sole discretion of the Company, the Company will provide lifetime continuing health benefit coverage to the Executive under the terms and conditions of the Company's health benefit plan coverage for senior executives generally, as in effect from time to time, provided, however, that if such other lifetime health benefit coverage for the Executive is later reinstated, the coverage under the Company's health benefit plan shall cease and the Executive shall promptly reimburse the Company for any duplication of benefits received by the Executive or his family.

          (d)   Expense Reimbursement. The Company will reimburse the Executive for all reasonable expenses incurred by him (i) in connection with the negotiation and preparation of this Agreement, which reimbursement shall not exceed $30,000 and (ii) in the performance of his duties in accordance with the Company's policies applicable to senior executives.

          (e)   Pension Benefits. Subject to the following provisions of this subparagraph 4(e), the Executive shall be entitled to an aggregate annual pension benefit from the Company (taking into account the amounts payable under all qualified and non-qualified pension benefit plans of the Company) commencing at age 65 equal to the amount Executive would have earned under the Ameritech Management Pension Plan formula (including nonqualified pension benefits) in effect at the time of Executive's termination from Ameritech Corporation and SBC Communications Inc. ("Ameritech"), calculated using service with both Qwest and Ameritech, minus (y) the annual benefit that would have been payable to the Executive as a straight life annuity at age 65 from the pension plans maintained by Ameritech Corporation if he had not previously received a lump sum payment of such benefits. The Executive shall be entitled to receive the lump sum actuarial equivalent (determined in accordance with section 417(e)(3) of the Internal Revenue Code) of the amount determined under the preceding provisions of this subparagraph as of the January 2nd following his termination of employment for any reason. In the event of the Executive's death while employed or prior to receipt of such benefits, such lump sum benefit shall be paid to the beneficiary or beneficiaries designated by the Executive in writing filed with the Company or, if no such designation is filed or the designated beneficiary predeceases the Executive, to his estate. To the extent that the amount payable to the Executive under the provisions of this subparagraph is not payable under the Company's qualified and non-qualified pension benefit plans, such amount shall be paid to the Executive directly by the Company.

          (f)    Vacation. The Executive shall be entitled to be paid vacation at a rate of 25 days per calendar year during the Agreement Term in accordance with the plans, policies and programs as in effect generally with respect to other senior executives of the Company, including limitations, if any, on the carry-over of accrued but unused vacation time.

          (g)   Private Office. Following Company's termination of Executive's employment for reasons other than Cause, as defined in subparagraph 4.a., Company shall provide Executive with, and shall pay the reasonable costs associated with, a private office, an executive assistant, telephone services, and appropriate office and computer equipment, for a period of five years from the date of the Company's termination of Executive for reasons other than Cause.

        5.     Indemnification. (a) The Company agrees that if, during or after his employment, the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive's alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or resolutions of the Company's Board of Directors or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity, with respect to acts or omissions which occurred prior to his cessation of employment with the Company, and shall inure to the benefit of the Executive's heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 calendar days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

          (b)   Neither the failure of the Company (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Executive under subparagraph 5(a) above that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board of Directors, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

        6.     Termination of Employment. Upon termination of the Executive's employment for any reason, the Executive or, in the event of death, the Executive's estate shall be entitled to the Executive's Base

Salary prorated through the date of termination. Any Annual Bonus awarded to the Executive for a prior award period, but not yet paid to the Executive, and any employee benefits to which the Executive is entitled by reason of his employment shall be paid to the Executive or his estate at such time as is provided by the terms of the applicable Company plan or policy, or the foregoing terms of this Agreement, as the case may be. If the Executive's employment is terminated during the Agreement Term, the Executive's right to additional payments and benefits under this Agreement for the period after his date of termination shall be determined in accordance with the following provisions of this Section 6.

          (a)   Death or Disability. If the Executive's employment is terminated by reason of death or by reason of the Executive's Disability, the Executive, or, in the event of his death, his estate, shall be entitled to a prompt cash payment of a prorated Annual Bonus for the year in which such termination occurs, based on the target Annual Bonus for such year. The Executive or the Company shall be entitled to terminate the Executive's employment because of the Executive's Disability during the Agreement Term. "Disability" means that the Executive is disabled within the meaning of the Company's long-term disability policy or, if there is no such policy in effect, that (i) the Executive has been substantially unable, for 120 business days within a period of 180 consecutive business days, to perform the Executive's duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers, and reasonably acceptable to the Executive or the Executive's legal representative, has determined that the Executive is disabled. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Time"), unless the Executive returns to full-time performance of the Executive's duties before the Disability Effective Time.

          (b)   Termination for Cause or Voluntary Resignation. If the Executive's employment is terminated by the Company for Cause or if the Executive voluntarily resigns from the employ of the Company, other than pursuant to a Constructive Discharge, or notifies the Company of the non-renewal of this Agreement in accordance with the provisions of subparagraph 1(a), all payments and benefits to which the Executive would otherwise be entitled under this Agreement shall immediately cease, except as otherwise specifically provided above in Section 4, or in this Section 6 with respect to his prorated Base Salary through the date of termination, his Annual Bonus, if any, awarded for a prior award period but not yet paid and his previously earned employee benefits. For purposes of this Agreement, the term "Cause" shall mean:

            (i)    The Executive is convicted of a felony or any crime involving moral turpitude; or

            (ii)   A reasonable determination by the Company's Chief Executive Officer, after giving the Executive notice and an opportunity to be heard, that (A) the Executive has willfully and continuously failed to perform substantially his duties as contemplated by Section 2 above (other than such failure resulting from incapacity due to physical or mental illness), after a written demand for corrected performance is delivered to the Executive by the Company's Chief Executive Officer which specifically identifies the manners in which the Company's Chief Executive Officer believes the Executive has not substantially performed his duties or (B) the Executive has engaged in gross neglect or gross misconduct, resulting in material harm to the Company.

          (c)   Termination Without Cause. If the Company terminates the Executive without Cause, or notifies the Executive of the non-renewal of this Agreement in accordance with the provisions of subparagraph 1(a), the Executive shall be entitled to a prompt lump sum cash payment equal to the sum of (i) a prorata Annual Bonus payment for the year of termination based upon the Executive's target bonus for such year and (ii) the product of two (2) times the sum of the

  Executive's then current Base Salary and Annual Bonus at target. For purposes of the preceding sentence, the Annual Bonus component shall be based upon the target bonus for the year of termination. If such termination or notice of non-renewal occurs within two (2) years after a Change in Control, (A) the Executive's pension benefits under subparagraph 4(e) above shall be calculated as if the Executive had two additional years of service at his then Base Salary and target Annual Bonus and were two years older and (B) the lump sum payment referred to in the first sentence of this section 6(c) shall be equal to the sum of (1) a prorata Annual Bonus payment for the year of termination based upon the Executive's target bonus for such year and (2) the product of three (3) times the sum of the Executive's then current Base Salary and target Annual Bonus.

          (d)   Resignation for Constructive Discharge. The Executive's voluntary resignation for Constructive Discharge shall be treated for all purposes of this Agreement as a termination by the Company without Cause. For purposes of this Agreement, "Constructive Discharge" shall mean the occurrence of any of the following circumstances:

            (i)    A reduction by the Company in the Executive's Base Salary or Annual Bonus target to an amount that is less than required under Section 4 above or the Company's failure to provide the other elements of compensation set forth in Section 4;

            (ii)   The removal of the Executive from the position of Executive Vice President and Chief Human Resources Officer;

            (iii)  Any action by the Company which results in significant diminution in the Executive's authority, power, responsibilities or duties from those contemplated by Sections 1 and 2 above, or the assignment to the Executive without his written consent of any duties inconsistent with the Executive's position and status as Executive Vice President and Chief Human Resources Officer of the Company as contemplated by Sections 1 and 2 above, which action or assignment continues after written notice thereof and a reasonable opportunity to cure of not less than fifteen (15) days has been given by the Executive to the Company;

            (iv)  The failure of the Company to obtain a satisfactory agreement from any successor, assignee, or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder in accordance with the requirements of Section 13 below, unless such liabilities, obligations and duties of the Company are automatically assumed by any such successor, assignee or transferee by operation of law;

            (v)   Any other breach by the Company of any of its material obligations to the Executive under this Agreement, which breach continues after written notice thereof and a reasonable opportunity to cure of not less than thirty (30) days has been given by the Executive to the Company; or

            (vi)  Occurrence of a Change in Control of QCII, which means the first to occur of:

              (A)  Any "person" (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), excluding for this purpose, QCII or any subsidiary of QCII, any person who on the Effective Date is the "beneficial owner" as defined in Rule 13d-3 under the Exchange Act of 15% or more of the combined voting power of QCII's then outstanding securities (a "15% Shareholder") or any employee benefit plan of QCII or any subsidiary of QCII, or any person or entity organized, appointed or established by QCII for or pursuant to the terms of any such plan which acquires beneficial ownership of voting securities of QCII, is or becomes the beneficial owner, directly or indirectly of securities of QCII representing 20% or more of the combined voting power of QCII's then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred unless the person acquiring such 20% or more combined voting power owns more of the combined voting power of QCII's then outstanding securities than a 15% Shareholder then owns; and provided further that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by QCII; and provided further that no Change in Control will be deemed to have occurred if a person inadvertently acquires an ownership interest in 20% or more but then promptly reduces that ownership interest below 20%.

              (B)  During any two consecutive years (not including any period beginning prior to the Effective Date), individuals who at the beginning of such two-year period constitute the Board of Directors of QCII (the "QCII Board") and any new director (except for a director designated by a person who has entered into an agreement with QCII to effect a transaction described elsewhere in this definition of Change in Control) whose election by the QCII Board or nomination for election by QCII's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (such individuals and any such new director, the "Incumbent Board") cease for any reason to constitute at least a majority of the QCII Board;

              (C)  Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of QCII (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of QCII immediately prior to such Business Combination beneficially own, by reason of such ownership of QCII's voting securities immediately before the Business Combination, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the company resulting from such Business Combination (including, without limitation, a company which as a result of such transaction owns QCII or all or substantially all of QCII's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the outstanding voting securities of QCII; (ii) no person (excluding a 15% Shareholder, any company resulting from such Business Combination or any employee benefit plan (or related trust) of QCII or such company resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then combined voting power of the then outstanding voting securities of such company except to the extent that such ownership existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors of the company resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the QCII Board, providing for such Business Combination; or

              (D)  Approval by the stockholders of QCII of a complete liquidation or dissolution of QCII.

        7.     Benefit Plans. If, for any period during which the Executive is entitled to continued benefits under this Agreement, the Company reasonably determines that the Executive cannot participate in any benefit plan because he is not actively performing services for the Company or is otherwise not eligible for coverage, then, in lieu of providing benefits under any such plan, the Company shall provide comparable benefits or the cash equivalent of the cost thereof (after taking into account all tax consequences thereof to the Executive and the Executive's dependents as the case may be) to the Executive and, if applicable, the Executive's dependents through other arrangements.

        8.     Special Tax Provision.

          (a)   Anything in this Agreement to the contrary notwithstanding, in the event that the Executive receives any amount or benefit (collectively, the "Covered Payments") (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code") or any person affiliated with the Company or such person) that is or becomes subject to the excise tax imposed by or under Section 4999 of the Code (or any similar tax that may hereafter be imposed) and/or any interest or penalties with respect to such excise tax (such excise tax, together with such interest and penalties, is hereinafter collectively referred to as the "Excise Tax") by reason of the application of Section 280G(b)(2) of the Code, the Company shall pay to the Executive an additional amount (the "Tax Reimbursement Payment") such that after payment by the Executive of all taxes (including, without limitation, any interest or penalties and any Excise Tax imposed on or attributable to the Tax Reimbursement Payment itself), the Executive retains an amount of the Tax Reimbursement Payment equal to the sum of (i) the amount of the Excise Tax imposed upon the Covered Payments, and (ii) without duplication, an amount equal to the product of (A) any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Tax Reimbursement Payment in Executive's adjusted gross income, and (B) the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Tax Reimbursement Payment is made or is to be made. The intent of this Section 8 is that after the Executive pays federal, state and local income taxes and any payroll taxes, the Executive will be in the same position as if the Executive were not subject to the Excise Tax under Section 4999 of the Code and did not receive the extra payments pursuant to this Section 8, and this Section 8 shall be interpreted accordingly.

          (b)   Except as otherwise provided in subparagraph 8(a), for purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax, such Covered Payments will be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) and such payments in excess of the Code Section 280(G)(b)(3) "base amount" shall be treated as subject to the Excise Tax, unless, and except to the extent that, the Company's independent certified public accountants or legal counsel (reasonably acceptable to the Executive) appointed by such public accountants (or, if the public accountants decline such appointment and decline appointing such legal counsel, such independent certified public accountants as promptly mutually agreed on in good faith by the Company and the Executive) (the "Accountant"), deliver a written opinion to the Executive, reasonably satisfactory to the Executive's legal counsel, that, in the event such reporting position is contested by the Internal Revenue Service, there will be a more likely than not chance of success with respect to a claim that the Covered Payments (in whole or in part) do not constitute "parachute payments," represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the "base amount" allocable to such reasonable compensation, or such "parachute payments" are otherwise not subject to such Excise Tax (with appropriate legal authority, detailed analysis and explanation provided therein by the Accountant); and the value of any Covered Payments which are non-cash benefits or deferred payments or benefits shall be determined by the Accountant in accordance with the principles of Section 280G of the Code.

          (c)   For purposes of determining the amount of the Tax Reimbursement Payment, the Executive shall be deemed to pay federal, state and/or local income taxes at the highest applicable marginal rate of income taxation for the calendar year in which the Tax Reimbursement Payment is made or is to be made, and to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those disallowed due to the including of the Tax Reimbursement Payment in the Executive's adjusted gross income.

          (d)   (1) (A) In the event that prior to the time the Executive has filed any of the Executive's tax returns for a calendar year in which Covered Payments are made, the Accountant determines, for any reason whatsoever, the correct amount of the Tax Reimbursement Payment to be less than the amount determined at the time the Tax Reimbursement Payment was made, the Executive shall repay to the Company, at the time that the amount of such reduction in the Tax Reimbursement Payment is determined by the Accountant, the portion of the prior Tax Reimbursement Payment attributable to the Excise Tax and federal, state and local income taxes imposed on the portion of the Tax Reimbursement Payment being repaid by the Executive, using the assumptions and methodology utilized to calculate the Tax Reimbursement Payment (unless manifestly erroneous)), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.

              (B)  In the event that the determination set forth in (A) above is made by the Accountant after the filing by the Executive of any of the Executive's tax returns for a calendar year in which Covered Payments are made, the Executive shall file at the request of the company an amended tax return in accordance with the Accountant's determination, but no portion of the Tax Reimbursement Payment shall be required to be refunded to the Company until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion (less any tax the Executive must pay on such interest and which the Executive is unable to deduct as a result of payment of the refund).

              (C)  In the event that the Executive receives a refund pursuant to (B) above and repays such amount to the Company, the Executive shall thereafter file for any refunds or credits that may be due to Executive by reason of the repayments to the Company. The Executive and the Company shall mutually agree upon the course of action, if any, to be pursued (which shall be at the expense of the Company) if the Executive's claim for such refund or credit is denied.

            (2)   In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time a Tax Reimbursement Payment was made (including by reason of any payment the existence or amount of which could not be determined at the time of the earlier Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) once the amount of such excess is finally determined.

            (3)   In the event of any controversy with the Internal Revenue Service (or other taxing authority) under this Section 8, subject to the second sentence of subparagraph (1)(C) above, Executive shall permit the Company to control issues related to this Section 8 (at its expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues. In the event the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and his representative shall cooperate with the Company and its representative.

            (4)   With regard to any initial filing for a refund or any other action required pursuant to this Section 8 (other than by mutual agreement) or, if not required, agreed to by the Company and the Executive, the Executive shall cooperate fully with the Company, provided that the foregoing shall not apply to actions that are provided herein to be at the Executive's sole discretion.

          (e)   The Tax Reimbursement Payment, or any portion thereof, payable by the Company shall be paid not later than the fifth day following the determination by the Accountant, and any payment made after such fifth day shall bear interest at the rate provided in Code Section 1274(b)(2)(B) to the extent and for the period after such fifth day that Executive has an obligation to make payment or estimated payment of the Excise Tax. The Company shall use its best efforts to cause the Accountant to promptly deliver the initial determination required hereunder with respect to Covered Payments paid or payable in any calendar year; if the Accountant's determination is not delivered within ninety (90) days after Covered Payments are paid or distributed, the Company shall pay the Executive the Tax Reimbursement Payment set forth in an opinion from counsel recognized as knowledgeable in the relevant areas selected by Executive, and reasonably acceptable to the Company, within five (5) days after delivery of such opinion. The Company may withhold from the Tax Reimbursement Payment and deposit into applicable taxing authorities such amounts as they are required to withhold by applicable law. To the extent that the Executive is required to pay estimated or other taxes on amounts received by the Executive beyond any withheld amounts, the Executive shall promptly make such payments. The amount of such payment shall be subject to later adjustment in accordance with the determination of the Accountant as provided herein.

          (f)    The Company shall be responsible for (i) all charges of the Accountant, (ii) if subparagraph (e) is applicable, the reasonable charges for the opinion given by the Executive's legal counsel, and (iii) all reasonable charges in connection with the preparation and filing of any amended tax returns on behalf of the Executive required by the Company, required hereunder, or required by applicable law. The Company shall gross-up for tax purposes any income to the Executive arising pursuant to this subparagraph (f) so that the economic effect to the Executive is the same as if the benefits were provided on a non-taxable basis.

        The Executive and the Company shall mutually agree on and promulgate further guidelines in accordance with this Section 8 to the extent that, if any, necessary to effect the reversal of excessive or shortfall Tax Reimbursement Payments. The foregoing shall not in any way be inconsistent with subparagraph 8(d)(1)(C).

        9.     No Mitigation; No Offset. In the event of any termination of employment, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

        10.   Confidential Information. The Executive agrees that, during his employment by the Company and at all times thereafter, he shall hold in a fiduciary capacity for the benefit of the Company all proprietary secret or confidential information, knowledge or data relating to the Company or any of its subsidiaries or affiliates, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or during his consultation with the Company after his termination of employment, and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). Except in the good faith performance of his duties for the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

        11.   Protective Covenants. For a period of two years following the termination of Executive's employment for any reason, the Executive shall not, without the written consent of the Board, directly or indirectly,

          (a)   engage or be interested in (as owner, partner, stockholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business which is in direct competition with the Company or of any of its affiliates in the telecommunications business;

          (b)   hire any person who was employed by the Company or any of its subsidiaries or affiliates (other than persons employed in a clerical or other non-professional position) within the six-month period preceding the date of such hiring; or

          (c)   solicit, entice, persuade or induce any person or entity doing business with the Company and its subsidiaries or affiliates, to terminate such relationship or to refrain from extending or renewing the same.

Nothing in subparagraph (a) above, will prohibit the Executive from acquiring or holding not more than one percent of any class of publicly traded securities of any such business; provided that such securities entitle the Executive to no more than one percent of the total outstanding votes entitled to be cast by security holders of such business in matters on which such security holders are entitled to vote.

        12.   Remedies. The Executive agrees that the restrictions set forth in Sections 10 and 11 hereof are reasonable and necessary to protect the legal interests of the Company. The Executive further agrees that the Company shall be entitled to injunctive relief in the event of any actual or threatened breach of such restrictions.

        13.   Assignability, Binding Nature. Except as otherwise provided in this Section, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a merger or consolidation in which the Company is not the continuing entity or a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it legally can in order to cause the successor, assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than (i) his rights to compensation and benefits, which may be transferred only by will or operation of law, and (ii) his rights with respect to options that may be transferred in accordance with subparagraph 3(g) of this Agreement.

        14.   Amendment. This Agreement may be amended or canceled only by mutual agreement of the parties in writing without the consent of any other person. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereto except that in the event of the Executive's Disability so as to render him incapable of such action, his legal representative may be substituted for purposes of such amendment.

        15.   Applicable Law. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Colorado, without regard to the conflict of law provisions of any state.

        16.   Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent such provision cannot be appropriately reformed or modified).

        17.   Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

        18.   Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile, or prepaid overnight courier to the parties at the facsimile phone numbers or addresses set forth below (or such other addresses or facsimile numbers as shall be specified by the parties by like notice):

to the Company:
Qwest Services Corporation 1801 California Street, Suite 5200 Denver, Colorado 80202
Attn: Chairman and Chief Executive Officer; and
General Counsel Facsimile: (303) 296-2782
or to the Executive:
Barry K. Allen
Facsimile: at the facsimile number maintained in the Company's business records

Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt. Such notices, demands, claims and other communications shall be deemed given in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; or in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or, in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone, or otherwise; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received.

        19.   Arbitration of Disputes and Reimbursement of Legal Costs. Any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final, binding and non-appealable arbitration in Denver, Colorado by three arbitrators. Subject to the following provisions, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association (the "Association") then in effect. One of the arbitrators shall be appointed by the Company, one shall be appointed by the Executive and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Association and shall be experienced in the resolution of disputes under employment agreements for CEOs of major corporations. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. If the Executive prevails on any material issue which is the subject of such arbitration or lawsuit, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including the Company's and the Executive's reasonable attorneys' fees and expenses). Otherwise, each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys' fees and expenses) and shall share the fees of the American Arbitration Association equally.

        20.   Survivorship. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

        21.   Entire Agreement. Except as otherwise noted herein, this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof. Although this Agreement is being executed by the parties on the date(s) indicated with their respective signatures below, this Agreement is retroactively effective, as of August 5, 2002, and each party, by executing the Agreement, expressly acknowledges and agrees that the other party has acted consistently with his or its duties and obligations under this Agreement from August 5, 2002, up to the date of the acknowledging and agreeing party's execution of this Agreement.

        22.   Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

        IN WITNESS WHEREOF, the Executive as hereunto set his hand, and the Company has caused this Agreement to be executed in its name and on its behalf, and its corporate seal to be hereunto affixed, all on the day and year first above written.

EXECUTIVE:	COMPANY:
/s/ BARRY K. ALLEN	QWEST SERVICES CORPORATION
	By:	/s/ FRANK J. POPOFF Frank J. Popoff
Its: Chairman of Compensation and Human Resources Committee
ATTEST: /s/ RICHARD N. BAER Secretary

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  EXHIBIT 10.51
EMPLOYMENT AGREEMENT